Exhibit (a)(4)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: Morgan Creek Series Trust

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST:  The Declaration of Trust is hereby amended to provide that the following is added to Section 6.9(c):

Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof.

The Trust will register with the United States Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND:  The foregoing amendment to the Declaration of Trust has been duly approved by the Sole Trustee of the Trust.

THIRD:  The undersigned Trustee of the Trust acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Trustee of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

FOURTH:  The foregoing amendment to the Declaration of Trust of the Trust shall become effective at upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of August, 2013 A.D.

By:	/s/ Mark W. Yusko
Name:	Mark W. Yusko
Title:	Trustee